                                                                   EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 2001 (except for Note 4 and Note 11, as to which the date is August 23, 2001) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-68256) and the related Prospectus of Digirad Corporation for the registration of shares of its common stock expected to be filed with the Securities and Exchange Commission on or about November 2, 2001.

Our audits also included the financial statement schedule of Digirad Corporation for each of the three years in the period ended December 31, 2000 listed in Item 16(b) of this registration statement. This schedule is the responsibility of the Company's management. Our responsibilty is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                        /s/ ERNST & YOUNG LLP
                                        ERNST & YOUNG LLP


San Diego, California
October 31, 2001